Exhibit 4.4
EXECUTION VERSION
REGISTRATION RIGHTS AGREEMENT
by and among
MELCO PBL ENTERTAINMENT (MACAU) LIMITED,
DB TRUSTEES (HONG KONG) LIMITED
and
MERRILL LYNCH INTERNATIONAL
Dated: August 30, 2007

i

REGISTRATION RIGHTS AGREEMENT
     REGISTRATION RIGHTS AGREEMENT, dated August 30, 2007 (this “Agreement”), by and among Melco PBL Entertainment (Macau) Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), DB Trustees (Hong Kong) Limited (the “Trustee”), and Merrill Lynch International (“Merrill Lynch”).
     WHEREAS, Melco PBL SPV Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Bond Issuer”), is proposing to issue up to US$250,000,000 in aggregate principal amount (comprising an initial issuance of US$200,000,000 and an issuance of up to an additional US$50,000,000 at the option of Merrill Lynch) of 2.4% Guaranteed Exchangeable Bonds Due 2012 (the “Bonds”);
     WHEREAS, on and from the date one year after the date hereof, being the initial issue date of the Bonds, the Bonds will be exchangeable into American Depositary Shares of the Company (the “ADSs”) listed on the NASDAQ Stock Market (the “NASDAQ”) under the ticker symbol MPEL, each representing, as of the date hereof, three Ordinary Shares (as defined below) of the Company, issued pursuant to that certain deposit agreement, dated December 22, 2006 (the “Deposit Agreement”), between the Company and Deutsche Bank Trust Company Americas, as depositary, and all the holders and beneficial owners from time to time of the ADSs;
     WHEREAS, this Agreement is made pursuant to a subscription agreement, dated July 30, 2007 (the “Subscription Agreement”), by and among the Bond Issuer, Melco International Development Limited, Crown Melbourne Limited, Burswood Limited, Publishing and Broadcasting Limited, the Company and Merrill Lynch, which provides for, among other things, the sale by the Bond Issuer of the Bonds to Merrill Lynch;
     WHEREAS, the Bond Issuer, Melco International Development Limited and Publishing and Broadcasting Limited have requested that the Company register on a registration statement under the Securities Act (as defined below) the Ordinary Shares underlying the ADSs to be delivered on exchange of the Bonds (“Exchange ADSs” and such transactions in which Bonds are exchanged for ADSs in accordance with the Trust Deed (as defined below) referred to herein as “Exchange Transactions”) and keep such registration statement effective for so long as any Bonds remain outstanding and exchangeable; and
     WHEREAS, the execution of this Agreement is a condition to closing under the Subscription Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, the Company agrees with the Trustee and Merrill Lynch, for the benefit of the Holders (as defined below) and the ADSs as follows:
1.	Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “ADSs” the meaning set forth in the preamble to this Agreement.

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Audited Financial Statement Date” has the meaning set forth in Section 5 of this Agreement.
     “Authorized Agent” has the meaning set forth in Section 9(l) of this Agreement.
     “Black-Out Period” has the meaning set forth in Section 5 of this Agreement.
     “Board of Directors” means the Board of Directors of the Company.
     “Bonds” has the meaning set forth in the preamble to this Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Hong Kong are authorized or required by law or executive order to close.
     “Capital Distribution” has the meaning set forth in the Terms and Conditions.
     “Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Deposit Agreement” has the meaning set forth in the preamble to this Agreement.
     “Depositary” means Deutsche Bank Trust Company Americas, as depositary for the ADSs.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
     “Exchange ADSs” has the meaning set forth in the preamble to this Agreement.
     “Exchange Price” has the meaning set forth in the Terms and Conditions.
     “Exchange Rights” has the meaning set forth in the Terms and Conditions.
     “Exchange Transactions” has the meaning set forth in the preamble to this Agreement.
     “F-3 Registration Statement” has the meaning set forth in Section 3(a)(i) of this Agreement.

     “Holder” means a holder of Bonds.
     “Holders’ Counsel” means counsel selected by Merrill Lynch and notified to the Company in writing.
     “Indemnified Party” has the meaning set forth in Section 7(a) of this Agreement.
     “Losses” has the meaning set forth in Section 7(a) of this Agreement.
     “Merrill Lynch” means the meaning set forth in the preamble to this Agreement.
     “NASD” means the National Association of Securities Dealers, Inc.
     “NASDAQ” has the meaning set forth in the preamble to this Agreement.
     “Ordinary Shares” means the Ordinary Shares, par value US$0.01 per share, of the Company or any other share capital of the Company into which such stock is reclassified or reconstituted and any other ordinary shares of the Company.
     “Outside Date” has the meaning set forth in Section 5 of this Agreement.
     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
     “Proceedings” has the meaning set forth in Section 7(a) of this Agreement.
     “Registrable Securities” means any and all Ordinary Shares underlying the Exchange ADSs to be delivered in Exchange Transactions.
     “Registration Default” has the meaning set forth in the Terms and Conditions.
     “Registration Expenses” has the meaning set forth in Section 6(b) of this Agreement.
     “Registration Statement” means a Registration Statement filed pursuant to the Securities Act, including the F-3 Registration.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Subscription Agreement” has the meaning set forth in the preamble to this Agreement.
     “Subsidiary” has the meaning set forth in the Terms and Conditions.
     “Terms and Conditions” means the terms and conditions of the Bonds.
     “Trust Deed” means the trust relating to the Bonds, dated on or about August 30, 2007, and made between the Bond Issuer, Melco International Development Limited, Crown Melbourne Limited, Burswood Limited, Publishing and Broadcasting Limited and the Trustee, as trustee for the Holders.

     “Trustee” has the meaning set forth in the preamble to this Agreement.
2.	Grant of Rights. The Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.

3.	Form F-3 Registration.
(a)	Exchange Transaction Registration. The Company shall, subject to Section 5 hereof:
(i)	file a shelf registration on Form F-3 (or any successor form) (the “F-3 Registration Statement”) with the Commission no later than January 15, 2008 for a sufficient number of Registrable Securities to exchange all Bonds for Exchange ADSs pursuant to Exchange Transactions;

(ii)	cause such F-3 Registration Statement to become effective as promptly as practicable, but no later than the business day preceding the first date Exchange Transactions may be exercised pursuant to the Trust Deed; and

(iii)	keep such F-3 Registration Statement effective until all Bonds have been exchanged for Exchange ADSs pursuant to the F-3 Registration Statement or the principal amount of all outstanding Bonds shall have been repaid or redeemed in full.
(b)	ADS Registration Statement. The Company shall cause the Depositary of the ADSs to maintain the effectiveness of one or more Registration Statements on Form F-6 (or any successor form) at all times registering a sufficient number of ADSs as may from time to time be necessary to enable the Bond Issuer to comply with its obligations under the Trust Deed to deliver registered ADSs.

(c)	Expenses. Subject to the terms of Section 6(b) of this Agreement, the Company shall bear all Registration Expenses in connection with any Registration Statement pursuant to this Section 3 or the performance of the Company’s obligations hereunder that have not been paid pursuant to the Trust Deed by the Bond Issuer or the Guarantors (as defined in the Trust Deed), whether or not any such Registration Statement becomes effective.
4.	Number of Registrable Securities.
(a)	The Company shall ensure that at all times during the period specified in Section 3(a) of this Agreement there are at least a sufficient number of Registrable Securities registered pursuant to the F-3 Registration Statement (as amended or supplemented from time to time) to cover the delivery of Exchange ADSs in Exchange Transactions for all Bonds outstanding.

(b)	In order to comply with Section 4(a) above, the Company will register such additional Registrable Securities as may from time to time be necessary to enable the Bond Issuer to comply with its obligations under the Trust Deed to deliver registered Exchange ADSs, by filing and having declared effective additional post-effective amendments to the F-3 Registration Statement and/or additional registration statements registering such additional Registrable Securities.

5.	Blackout Period. The Company may, by written notice to the Trustee, Merrill Lynch and the Bond Issuer, at its discretion, postpone the filing of or suspend the use of the F-3 Registration Statement and any prospectus used to effect Exchange Transactions during the following periods (each, a “Blackout Period”): (A) the period commencing on the date (the “Audited Financial Statement Date”) that the time period from the balance sheet date of the most recent audited financial statements of the Company for a financial year, included or incorporated by reference into the shelf registration statement, exceeds the maximum time period permitted under the applicable rules and regulations under the Securities Act, and ending on the earlier of (x) the date the Company files its annual report on Form 20-F for the most recent full financial year and (y) four months after the end of such most recent full financial year (the “Outside Date”); provided that no Black-Out Period under this clause (A) shall be applicable if the Audited Financial Statement Date falls after the Outside Date; and (B) from time to time, if the Board of Directors determines that the filing or continued use of such Registration Statement or prospectus would require the Company to make disclosures that would not be in the best interests of the Company or its stockholders; provided, however, that the total number of days in which a Black-Out Period under this clause (B) is in effect shall not, in the aggregate, exceed 60 days during any calendar year.

6.	Registration Procedures.
(a)	Obligations of the Company. Whenever registration of Registrable Securities is required pursuant to Section 3 of this Agreement, the Company shall use its reasonable best efforts to effect the registration of such Registrable Securities as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:
(i)	use its reasonable best efforts to become eligible to file Registration Statements with the Commission on Form F-3 no later than December 22, 2007;

(ii)	use its reasonable best efforts to prepare and file with the Commission the F-3 Registration Statement and cause the F-3 Registration Statement to become effective and keep the F-3 Registration Statement effective for the relevant period provided for in Section 3 of this Agreement; provided, however, that (x) before filing such Registration Statement or prospectus or any amendments or supplements thereto, the Company shall provide Holders’ Counsel an adequate and appropriate opportunity to review and comment on the F-3 Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Holders’ Counsel and the Trustee of any stop order issued or threatened by the Commission and take all action required to prevent the entry of such stop order or to remove it if entered;

(iii)	prepare and file with the Commission such amendments and supplements to the F-3 Registration Statement required under Section 3 and the prospectus used in connection therewith as may be necessary to keep the F-3 Registration Statement effective for the period referred to in Section 3;

(iv)	use its best efforts to register or qualify such Registrable Securities under such other applicable securities or “blue sky” laws in any relevant jurisdiction as may be required in connection with any Exchange Transactions, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as may be required for any Exchange Transaction, whichever is shortest; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(v)	notify the Trustee, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the F-3 Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company shall promptly prepare a supplement or amendment to such prospectus so that such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and furnish to the Trustee the number of copies of such supplement to or an amendment of such prospectus as the Trustee requests for the purpose of making the same available to Holders;

(vi)	use its reasonable best efforts to cause all the Exchange ADSs to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that the applicable listing requirements are satisfied;

(vii)	keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 3 hereunder; and

(viii)	take all other steps reasonably necessary to effect the registration of the Registrable Securities and the Exchange ADSs contemplated hereby.
(b)	Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation: (i) Commission, securities exchange and NASD registration and filing fees; (ii) all fees and expenses incurred in complying with securities or “blue sky” laws in connection with Exchange Transactions; (iii) all printing, messenger and delivery expenses; and (iv) the fees, charges and expenses of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits incidental to or required by any registration or qualification). All of the expenses described in the preceding sentence of this Section 6(b) are referred to herein as “Registration Expenses.”
7.	Indemnification; Contribution.
(a)	Indemnification by the Company. The Company hereby undertakes with Merrill Lynch and each other Indemnified Party, to the fullest extent permitted by law, to indemnify and hold Merrill Lynch and each other Indemnified Party harmless on an after tax basis from and against any Losses whatsoever, as incurred, in connection with or arising out of against any and all Proceedings whatsoever, as incurred, in connection with or arising out of (A) any breach or alleged breach by the Company of any of its representations, warranties, or agreements under Section 8(b) of this Agreement; (B) against any and all Losses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such breach or alleged breach by the Company; or (C) against any and all Losses whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), in investigating, disputing, preparing, defending against or providing evidence in connection with any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any actual or potential claim whatsoever based upon any such breach or alleged breach by the Company, to the extent that any such expenses are not paid under (A) to (B) above.

For the purpose of this Agreement, “Indemnified Party” shall mean Merrill Lynch and, its Affiliates including each person, if any, who controls such Affiliate within the meaning of either section 15 of the Securities Act or section 20 of the Exchange Act and their respective directors, officers, employees and agents (in each case whether present or future); “Proceedings” shall mean any claims, actions, liabilities, demands, investigations, proceedings (including any governmental or regulatory investigations), awards or judgments threatened, brought or established; and “Losses” shall mean all losses (including taxation), liabilities, costs, charges and reasonable expenses (including legal fees properly incurred) which Merrill Lynch or any other Indemnified Party may suffer or incur (including, but not limited to, all such losses, liabilities, costs, charges or expenses (including legal fees properly incurred) suffered or incurred in disputing, defending, investigating, complying with or providing evidence in connection with any Proceedings and/or in establishing its right to be indemnified pursuant to this Section 7 and/or in seeking advice in relation to any Proceedings, whether or not such Proceedings are defended or disputed successfully and whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such Proceedings).

(b)	Extent of Indemnification. The indemnity contained in this Section 7 shall extend (without limitation) to all such Losses envisaged by this Section 7 which such Indemnified Party may incur (in any capacity, whether joint or several and whether or not such Indemnified Party is an actual or potential party to any such aforementioned claim or proceeding) including establishing any claim in respect of or mitigating any such Loss on its part or otherwise enforcing its rights under this Section 7, which rights shall be additional and without prejudice to any rights which such Indemnified Party may have at common law or otherwise.

(c)	Conduct of Indemnification Proceedings. Each Indemnified Party shall give notice as promptly as reasonably practicable to the Company of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Company shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Counsel to the Indemnified Parties shall be selected by Merrill Lynch. The Company may participate at its own expense in the defence of any such action; provided, however, that counsel to the Company shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party. In no event shall the Company be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Company shall not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 7 (whether or not the Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d)	Settlement without Consent if Failure to Reimburse. If at any time an Indemnified Party shall have requested the Company to reimburse the Indemnified Party for fees and expenses of counsel, the Company agrees that it shall be liable for any settlement of the nature contemplated by Section 7(d) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Company of the aforesaid request; (ii) the Company shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into; and (iii) the Company shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

(e)	Contribution. If the indemnification provided for in this Section 7 from the Company is unavailable to Merrill Lynch hereunder in respect of any Liabilities referred to herein, then the Company, in lieu of indemnifying Merrill Lynch, shall contribute to the amount paid or payable by Merrill

Lynch as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Company and Merrill Lynch in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of the Company and Merrill Lynch shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Company or Merrill Lynch, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(a), 7(b) and 7(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)	Access to Records. For the avoidance of doubt, nothing in this Agreement shall confer any right of access on the Company to any records or other information of Merrill Lynch or any other Indemnified Party.
8.	Covenants; Representations and Warranties.
(a)	The Company covenants that:
(i)	it shall maintain a listing for all the issued ADSs on the NASDAQ, including all Exchange ADSs issued and delivered on the exercise of the Exchange Rights attaching to the Bonds;

(ii)	it shall not terminate or cancel, or take any action which is likely to lead to the termination or cancellation of, the ADSs, or, unless and to the extent an adjustment to the Exercise is made pursuant to Condition 6.3.10(ii) of the Terms and Conditions or pursuant to the Deposit Agreement in the circumstances referred to in Condition 6.3.1 or 6.3.2 of the Terms and Conditions, change or modify the number of Ordinary Shares represented by each ADS;

(iii)	it shall not modify or amend the Deposit Agreement in a manner which is adverse to Holders;

(iv)	it shall, in the event that the ADSs are terminated or cancelled, cause the Ordinary Shares to be listed on the NASDAQ or the New York Stock Exchange, such listing to take effect immediately upon termination or cancellation of the ADSs;

(v)	it shall not make any reduction of its ordinary share capital or any uncalled liability in respect thereof or of any share premium account or capital redemption reserve fund except (i) pursuant to the terms of issue of the relevant share capital, (ii) by means of a purchase or redemption of share capital of the Company which does not constitute a Capital Distribution, (iii) where the reduction results in (or would, but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect, result in) an adjustment to the Exchange Price or (iv) as permitted by law;

(vi)	it shall not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of ordinary or common equity share capital carrying any rights which are more favorable than such rights attaching to the Ordinary Shares provided that nothing in this Section 8(a)(vi) shall prevent (i) the issue of equity share capital to employees (including directors) and other potential plan participants and beneficiaries, whether of the Company or any of its Subsidiaries or associated companies by virtue of their office or employment or other relationship with the Company or its Subsidiaries pursuant to any scheme or plan (not being a plan in which substantially all the shareholders of the Company are entitled to participate) now in existence or which may in the future be duly adopted by the Company or (ii) any consolidation or sub-division of the Ordinary Shares or the conversion of any stock into ADSs or (iii) any modification of such rights attaching to the Ordinary Shares which is not, in the opinion of a leading investment bank (acting as an expert) selected by the Bond Issuer, and approved in writing by the Trustee, materially prejudicial to the interests of the Holders or (iv) without prejudice to any rule of law or legislation, the conversion of ADSs into, or the issue of any ADSs in, uncertificated form (or the conversion of ADSs in uncertificated form into certificated form) or the amendment of the articles of association of the Company to enable title to securities of the Company (including ADSs) to be evidenced and transferred without a written instrument or any other alteration to the articles of association of the Company made in connection with the matters described in this paragraph or which is supplemental or incidental to any of the foregoing (including any amendment made to enable or facilitate procedures relating to such matters and any amendment dealing with the rights and obligations of holders of securities (including ADSs) dealt with under such procedures) or (v) any issue of equity share capital where the issue of such equity share capital results (or would, but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect, result) in an adjustment to the Exchange Price or (vi) the Exchange Rights attached to the Bonds being exercised;

(vii)	it shall not issue or pay up any securities, in either case by way of capitalization of profits or reserves, other than (i) by the issue of fully paid Ordinary Shares on a capitalization of profits or reserves, (ii) by the issue of Ordinary Shares paid up in full out of profits or reserves in accordance with applicable law and issued wholly, ignoring fractional entitlements, instead of the whole or part of a cash dividend or (iii) by the issue of fully paid equity share capital (other than Ordinary Shares) to the holders of equity share capital of the same class and other holders of shares in the capital of the Company which by their terms entitle the holders thereof to receive equity share capital (other than Ordinary Shares) on a capitalization of profits or reserves, unless in any such case the same gives rise (or would, but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect, give rise) to an adjustment to the Exchange Price; and

(viii)	no securities (whether issued by the Company or any of its Subsidiaries or procured by the Company or any of its Subsidiaries to be issued) issued without rights to convert into or exchange or subscribe for Ordinary Shares or ADSs shall subsequently include such rights exercisable at a consideration per Ordinary Share which is less than 95 per cent. of the Current Market Price (as defined in the Terms and Conditions) at the close of business on the last Trading Day (as defined in the Terms and Conditions) preceding the date of the public announcement of the proposed inclusion of such rights unless the same gives rise (or would but for the fact that the adjustment would be less than one per cent. of the Exchange Price then in effect, give rise) to an adjustment to the Exchange Price and that at no time shall there be in issue Ordinary Shares of differing nominal values.
(b)	The representations, warranties and agreements given by the Company in Section 5.10 of the Subscription Agreement are incorporated herein and repeated by the Company hereunder.
9.	Miscellaneous.
(a)	Recapitalizations, Exchanges, etc. Except as the context otherwise requires, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) Ordinary Shares and ADSs, (ii) any and all voting shares of the Company into which the Ordinary Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and any depositary shares or like interests representing such voting shares and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, Ordinary Shares or ADSs and any depositary shares or like interests representing such equity securities shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Trustee and Merrill Lynch, or their respective successors or assigns, on terms substantially the same as this Agreement as a condition of any such transaction.

(b)	No Inconsistent Agreements. The Company represents and warrants that it has not entered into any agreement, or granted to any Person any right, that is inconsistent with the rights granted to the Trustee, Merrill Lynch or the Holders in this Agreement or that otherwise conflicts with the provisions hereof. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Trustee, Merrill Lynch or the Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement.

(c)	Absence of Effective F-3 Registration Statement upon Exchange. If, for any reason, a Registration Default exists at a time when an Exchange Right is exercised or delivery of Exchange ADSs pursuant to the exercise of an Exchange Right is required, the Issuer, or failing which the Guarantors (as defined in the Terms and Conditions), shall be required to pay the Holder Cash Settlement Amount (as defined in the Terms and Conditions) in respect of such Exchange Transaction in accordance with Condition 6.6 of the Terms and Conditions. To the extent a Holder is entitled to exercise its Holder Cash Settlement Option in accordance with Condition 6.6 of the Terms and Conditions and does so exercise such option, and the Issuer and/or Guarantors fail, for any reason whatsoever, to pay the Holder Cash Settlement Amount due to such Holder under Condition 6.6 of the Terms and Conditions, such Holder shall, without prejudice to its rights under the Bonds, be entitled to specifically enforce the Company’s obligations under this Agreement; provided, however, in no event will the Company be liable to any Holder for monetary damages arising from the existence of a Registration Default.

(d)	Remedies. Except as specifically provided for in Section 9(c), the Trustee, Merrill Lynch and the Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

(e)	Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Trustee (acting in accordance with the Trust Deed). Any such written consent shall be binding upon the Company and all of the Holders.

(f)	Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:
(i)	if to the Company:

Melco PBL Entertainment (Macau) Limited
36th Floor, The Centrium 60 Wyndham Street Central, Hong Kong Telephone no.: (852) 2598 3600 Fax no.: (852) 2537 3618 Attention: General Counsel

(ii)	if to the Trustee:
DB Trustees (Hong Kong) Limited 55th Floor, Cheung Kong Center 2 Queen’s Road Central, Hong Kong Telephone no.: (852) 2203 8888 Fax no.: (852) 2203 7320 Attention: Managing Director
(iii)	if to Merrill Lynch:
Merrill Lynch International 15/F Citibank Tower 3 Garden Road Central, Hong Kong Telephone no.: (852) 2536 3888 Fax no.: (852) 2536 2789 Attention: General Counsel
(iv)	if to a Holder, to the address of such Holder set forth in the security register or other records of the Company; provided, however, that so long as the Bonds will be in global form, all notices hereunder may be delivered through Euroclear and Clearstream.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 9(f) designate another address or Person for receipt of notices hereunder.

(g)	Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, Merrill Lynch and the Trustee. The Holders and their successors and assigns (including transferees of Bonds) are intended to be third-party beneficiaries of this Agreement. Except as provided in Section 7 and in this Section 9(g), no Person other than the parties hereto and the Holders and their successors and assigns (including transferees of Bonds) is intended to be a beneficiary of this Agreement. Each of the Trustee and Merrill Lynch shall have the right to enforce any agreements and/or undertakings made hereunder between the Company, on the one hand, and the Holders, on the other hand, to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder. For the avoidance of doubt, the Trustee is a party to this Agreement solely for the purpose of taking the benefit, for and on behalf of itself and Holders, of provisions of this Agreement in its favor and shall incur no liability by so doing.

(h)	Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

(i)	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j)	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to the principles of conflicts of law thereof.

(k)	Jurisdiction. The parties hereto irrevocably agree to submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States federal courts sitting in the Borough of Manhattan, The City of New York, generally and unconditionally in all matters arising in connection with this Agreement, and waive any objection to any legal actions or proceedings arising in connection with this Agreement being brought in such courts on the ground of venue or on the ground that such actions or proceedings have been brought in an inconvenient forum. The Company irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal action or proceeding against it arising in connection with this Agreement which is instituted in any court of the State of New or United States federal court sitting in the Borough of Manhattan, The City of New York.

(l)	Appointment of Agent for Service of Process. The Company has appointed Law Debenture Corporate Services, Inc., 4th Floor, 400 Madison Avenue, New York, NY 10017, U.S.A., as its authorized agent (the “Authorized Agent”) upon whom process may be served in any legal action or proceeding arising in connection with this Agreement which may be instituted in any court of the State of New or United States federal court sitting in the Borough of Manhattan, The City of New York by any party hereto or any Holder. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all actions, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company.

(m)	Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(n)	Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

(o)	Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein or in the Subscription Agreement or the Trust Deed. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(p)	Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.
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     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

MELCO PBL ENTERTAINMENT (MACAU) LIMITED
By:	/s/ Simon Dewhurst
	Name:	Simon Dewhurst
	Title:	Executive Vice President and Chief Financial Officer

DB TRUSTEES (HONG KONG) LIMITED
By:	/s/ Aric Kay-Russell
	Name:	Aric Kay-Russell
	Title:	Director

MERRILL LYNCH INTERNATIONAL
By:	/s/ Rodney Tsang
	Name:	Rodney Tsang
	Title:	Managing Director
Signature Page to Registration Rights Agreement